Exhibit 99.2

Alkami Appoints Cassandra Hudson as Chief Financial Officer
Appointment follows earlier announced retirement of Alkami CFO Bryan Hill

October 30, 2025 (Plano, Texas) – Alkami Technology, Inc. (Nasdaq: ALKT) (“Alkami”), a digital sales and service platform provider for financial institutions in the U.S., announced today the appointment of Cassandra Hudson as its Chief Financial Officer (CFO) effective November 1, 2025.

Hudson joins Alkami during an exciting period of growth as it continues to expand its market presence and deliver innovative solutions for its customers. She brings more than 20 years of experience building, leading, and advising companies through rapid growth, capital markets transactions, international expansion, and M&A activity. Most recently, Hudson served as CFO of StackAdapt, a leading advertising and marketing technology company. Prior to that, she was CFO of EngageSmart, where she guided the company through a successful IPO in 2021 and drove meaningful growth in both revenue and profitability. Earlier in her career, Hudson spent 12 years at Carbonite in a series of finance leadership roles, ultimately serving as Chief Accounting Officer and Vice President of Finance. Hudson holds a Bachelor of Science in Corporate Finance and Accounting and a Master of Business Administration, both from Bentley University, and is a Certified Public Accountant in the Commonwealth of Massachusetts.

Alex Shootman, chief executive officer of Alkami, said, “I am very excited to welcome Cassandra Hudson to Alkami as our new CFO. Cassandra brings a proven track record of scaling high-growth companies profitably, supported through financial discipline, fundraising expertise, and M&A proficiency.

“I also want to thank Bryan Hill for his outstanding contributions to Alkami. Bryan was instrumental in taking Alkami public, growing ARR from less than $100 million in 2019 to more than $445 million today, spearheading several strategic acquisitions, and helping Alkami drive profitability.”

“I am thrilled to join the Alkami team and build on its track record of driving profitable growth,” said Hudson. “Alkami is not just the leader in digital banking, onboarding and account opening, and data and marketing, it is on a mission to make regional and community financial institutions modern and competitive, which has a positive effect on communities throughout the country. I am looking forward to joining this mission and driving value for Alkami shareholders.”

About Alkami
Alkami provides a digital sales and service platform for U.S. banks and credit unions. Our unified Platform integrates onboarding, digital banking, and data and marketing—each solution can stand alone, but together they deliver more—to help institutions onboard, engage, and grow relationships. As the future shifts toward Anticipatory Banking, we help data-informed bankers meet the moment with technology that drives action.

Investor Relations Contact
Steve Calk
ir@alkami.com

Media Relations Contacts

Marla Pieton
marla.pieton@alkami.com

Vested
alkami@fullyvested.com